Exhibit 99.1

Saba Contact:

Investor Relations: Peter Williams - 650-581-2500

Saba Announces Third Quarter Fiscal Year 2005 Financial Results

Third Quarter License Revenue Up 62% and Total Revenue Up 34% over Prior Year

Redwood Shores, Calif., March 24, 2005 – Saba (NASDAQ: SABA), a leading provider of human capital management (HCM) solutions, today reported financial results for its third quarter of fiscal year 2005 ended February 28, 2005.

Third Quarter Results

•	Total revenues were $10.5 million, representing a 34% increase compared to $7.8 million in the third quarter of fiscal year 2004.

•	Cash, cash equivalents and short-term investments increased $558,000 to $15.4 million from $14.8 million in the prior quarter.

•	License revenue was $3.8 million, representing a 62% increase compared to $2.3 million in the third quarter of fiscal year 2004.

•	Maintenance and support revenue was $3.4 million, reflecting a 97% renewal rate for the quarter and a 17% increase compared to $2.9 million in the third quarter of fiscal year 2004.

•	Professional services revenue was $3.4 million, representing a 29% increase compared to $2.6 million in the third quarter of fiscal year 2004.

•	Gross margins increased to 72% in the quarter compared to 62% in the third quarter of fiscal year 2004.

•	The net loss on a GAAP basis was $0.03 per share, or a loss of $485,000, compared to a loss of $0.17 per share, or $2.3 million in the third quarter of fiscal year 2004. The operating loss in the third quarter was $354,000.

•	Deferred revenues increased to $9.5 million from $9.3 million in the prior quarter.

•	Saba completed software deals for 24 customers in the quarter.

“For the third consecutive quarter, Saba achieved significant year-over-year growth and made solid progress toward attaining profitability”, said Saba Chairman and CEO Bobby Yazdani.

“Our momentum in the human capital management market reflects our success on multiple fronts. Saba has a growth strategy, demonstrated by the evolution of our technology, our geographical strength, and our focus on providing a broader enterprise HCM solution. We have successfully launched Saba Enterprise 2005, our next generation product suite, integrating learning, performance and talent management in one flexible solution. Our customers in the commercial and public sectors have responded very well to our new offering. In a concurrent press release today, we announced our agreement to acquire THINQ Learning Solutions, thereby increasing the number of Fortune 100 global enterprises we serve and forming the number one enterprise HCM provider to the public sector. Saba is a growth company in a growing market, solving a fundamental problem facing large enterprises today: the alignment of people and their competencies with organizational goals.”

New and Existing Customer Wins in the Third Quarter of Fiscal Year 2005

•	ConocoPhillips, an international energy leader, has licensed Saba Enterprise 2005 to consolidate training and skills inventory systems into a single enterprise learning platform.

•	Caterpillar Corporation, the world’s leading manufacturer of construction and mining equipment, is rolling out Saba Enterprise 2005 to their dealer channel for dealer training certification, expanding the company’s learning management system into its value chain.

•	Nissan Motor expanded its existing Saba Enterprise Learning installation, which is used extensively for corporate training and ongoing education.

•	Mitsubishi Securities doubled its Saba licenses to help ensure regulatory compliance across the entire organization, after a recent merger.

•	Queensland Rail licensed Saba Enterprise Performance—in keeping with their organization-wide focus on business performance as a priority.

•	Telecom Italia renewed their license for Saba Enterprise Learning for training initiatives and customer education across its extended enterprise.

•	Montepaschi Sienna, founded in 1472 and the world’s oldest bank, expanded its Saba license to extend training initiatives throughout the group.

•	For Renault, Saba successfully deployed a competency management solution in France, based on Saba Enterprise Learning for dealerships within the Renault primary network.

•	Allina Hospitals and Clinics licensed Saba’s Enterprise Learning and Saba Collaboration to support its new automated medical records system—one of the largest in the United States.

Additional News Highlighted in the Third Quarter of Fiscal Year 2005

•	Saba launched its next generation HCM solution—Saba Enterprise 2005. The new product suite, integrating learning, performance and talent management in one solution, unifies the strategic people processes of large organizations. Technically the third generation of Saba’s Web Services platform, the new solution has evolved to a true enterprise solution with this release. It was built using J2EE standards to ensure enterprise scalability, and presents a modern XML-based architecture that allows complete configuration control and development tools to maintain low cost of ownership.

•	Saba opened a second Saba Development Center in Pune, India, expanding its R&D capacity. Saba opened its initial development center in Mumbai, in 1999.

•	Saba has made additions to its Executive Staff. In February, Saba announced the appointment of Vicki Morris as Vice President, Marketing. Ms Morris was formerly senior director of global product marketing at PeopleSoft, and will lead Saba’s global expansion and marketing initiatives. Ken Higgins was appointed to the position of Vice President, Learning Services, to expand market opportunities for Saba’s learning content programs through partnerships with key content providers.

•	Saba’s customer, Swedbank, one of the largest banking groups in the Nordic region, was named “Competency Company of the Year” by the Swedish Competency Development Group. The award recognizes Swedbank’s excellence in human capital vision and its accomplishments in developing employees throughout the Swedbank organization.

Business Outlook:

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	During the fourth quarter of fiscal 2005 (May 31, 2005), Saba anticipates: on a Saba standalone basis without giving effect to the THINQ acquisition, $10.8 million to $11.8 million in total revenue, and earnings on a GAAP basis of between a loss of $.02 per share and a profit of $.03 per share; and

•	Saba anticipates that the THINQ acquisition will immediately be accretive on a non-GAAP basis and will be accretive on a GAAP basis for Saba’s full fiscal year ending May 31, 2006. A reconciliation to GAAP of the non-GAAP guidance is difficult to quantify due to the impact of deferred revenue adjustments that vary due to the timing of the closing of the acquisition, which is currently expected to be in the last month of the fourth quarter.

A concurrent press announcement referring to the acquisition of THINQ by Saba was published today.

Conference Call:

The company will host a conference call on its third-quarter results at 2:00 p.m. PT on Thursday, March 24, 2005. The call will be available via webcast at http://investor.saba.com, or by dialing (612) 332-1025. A replay of the call will be available at http://investor.saba.com or by calling (320) 365-3844 and entering code 772099, after 5:30 p.m. PT on March 24, 2005 through April 6, 2005 at 11:59 p.m. PT.

About Saba

Saba (NASDAQ: SABA) is a leading provider of human capital management (HCM) solutions enabling global organizations to increase the productivity and competency of people across their extended enterprise. Saba enables “The Aligned Enterprise”™ by providing an integrated management system to align, develop and measure people to organizational goals. Today, commercial and government organizations have licensed Saba for use by more than 8.1 million users. Customers include Alcatel, Bank of Tokyo-Mitsubishi, BMW, Cisco Systems, DaimlerChrysler, Deloitte Touche Tohmatsu, FedEx Kinkos, Medtronic, National Australia Bank, Novartis, Procter & Gamble, Scotiabank, Sprint, and Swedbank. Saba has received industry as well as customer recognition and was again named a leader in the Gartner 2004 e-Learning Suite “Magic Quadrant.”

Headquartered in Redwood Shores, California, Saba has 13 offices in five regions worldwide. For more information, please visit www.saba.com or call 877-SABA-101 or 650-779-2790.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s business outlook, including anticipated revenue and per share earnings and loss and that the THINQ acquisition will be immediately accretive on a non-GAAP basis and accretive on a GAAP basis for fiscal year 2006. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: the possibility that the THINQ acquisition may not be consummated, the accuracy of Saba’s valuation of intangible assets that may be acquired in the acquisition, the ability of Saba to successfully integrate the THINQ acquisition; the ability of Saba to effectively capitalize upon the opportunities afforded by the THINQ acquisition, Saba’s future growth strategy, including the impact of acquisitions, mergers or other changes in business strategy, Saba’s dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, market acceptance of Saba’s products, fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements, and potential software defects. . Readers should also refer to the section entitled “Factors That May Affect Future Operating Results” on pages 23 through 30 of Saba’s Annual Report on Form 10-K/A dated October 27, 2004 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

###

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Revenues:
License	$3,758	$2,320	$9,598	$6,316
Services	6,780	5,515	20,590	17,940

Total revenues	10,538	7,835	30,188	24,256

Cost of revenues:
Cost of license	43	27	219	178
Cost of services	2,895	2,845	9,054	9,188
Amortization of acquired developed technology	—	96	2	290

Total cost of revenues	2,938	2,968	9,275	9,656

Gross profit	7,600	4,867	20,913	14,600

Operating expenses:
Research and development	$2,417	2,310	7,197	7,516
Sales and marketing	4,309	3,933	12,775	12,405
General and administrative	1,228	872	3,544	3,188
Amortization (reversal) of deferred stock compensation and other stock charges	—	4	—	45
Amortization of purchased intangible assets		41	—	125
Settlement of litigation		—	—	1,701

Total operating expenses	7,954	7,160	23,516	24,980

Loss from operations	(354)	(2,293)	(2,603)	(10,380)
Interest expense and other, net	(73)	47	(101)	16

Loss before provision for income taxes	(427)	(2,246)	(2,704)	(10,364)
Provision for income taxes	(58)	(45)	(140)	(127)

Net loss	$(485)	$(2,291)	$(2,844)	$(10,491)

Basic and diluted net loss per share	$(0.03)	$(0.17)	$(0.18)	$(0.79)

Shares used in computing basic and diluted net loss per share	16,146	13,370	15,419	13,281

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 28, 2005	May 31, 2004
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$15,362	$16,778
Accounts receivable, net	9,058	6,648
Prepaid expenses and other current assets	1,136	1,030

Total current assets	25,556	24,456

Property and equipment, net	710	1,040
Other assets	6,197	6,245

Total assets	$32,463	$31,741

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	991	$1,625
Accrued expenses	5,546	6,708
Deferred revenue	9,422	9,265
Short-term debt	—	3,500
Current portion of debt and lease obligations	780	752

Total current liabilities	16,739	21,850

Deferred revenue	83	179
Accrued rent	2,594	2,520
Debt and lease obligations, less current portion	357	671

Total liabilities	19,773	25,220

Stockholders’ equity:
Total stockholders’ equity	12,690	6,521

Total liabilities and stockholders’ equity	$32,463	$31,741